UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2009
PHYSICIANS FORMULA HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)
1055 West 8th Street Azusa, California 91702 (Address of principal executive offices, including Zip Code)
(626) 334-3395 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

    As previously announced, effective May 29, 2009, Jeff M. Berry was appointed the Company’s Interim Chief Financial Officer of Physicians Formula Holdings, Inc. (the “Company”).  In conjunction with assuming the role of Interim Chief Financial Officer, Mr. Berry resigned from the Company’s Board of Directors (the “Board”) and from all of the committees of the Board on which he served because, as an executive officer of the Company, he is no longer an independent director as defined in NASDAQ Listing Rule 5605(a)(2).  Following Mr. Berry’s resignation from the Board and its committees on May 29, 2009, of the four remaining directors serving on its Board, two are independent, and the Company has two independent directors serving on its audit committee.

    On June 1, 2009, the Company received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, due to the resignation of Mr. Berry from the Board, the Company no longer complies with NASDAQ’s independent director requirement for continued listing set forth in NASDAQ Listing Rule 5605(b)(1) and NASDAQ’s audit committee requirement for continued listing set forth in NASDAQ Listing Rule 5605(c)(2)(A).

    In accordance with Rules 5605(b)(1)(A) and 5605(c)(4)(B) of the NASDAQ Listing Rules, the Company has until November 25, 2009, which is 180 days from May 29, 2009, to regain compliance with the independent director and audit committee requirements of the NASDAQ Listing Rules.

    The Company is in the process of evaluating candidates who are qualified to serve on the Board and the audit committee and intends to fill the vacancy on the Board and the audit committee as expeditiously as possible, and in any event prior to November 25, 2009.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release issued June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
Date: June 3, 2009	/s/ Jeff M. Berry
	Name:	Jeff M. Berry
	Title:	Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release issued June 3, 2009.